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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 24, 1997 relating to the financial statements of Chief Auto Parts Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 29, 1996 and for the six months ended December 25, 1994 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.



PRICE WATERHOUSE LLP

Dallas Texas

May 21, 1997